Exhibit 10.25

EXECUTION VERSION

FIRST AMENDMENT

TO

BOARD OF DIRECTORS AGREEMENT

This First Amendment (the “Amendment”) is made this March 26, 2023 (the “Effective Date”), by and between MOBIX LABS, INC., a Delaware corporation (the “Company”) and FREDERICK GOERNER (hereinafter, the “Director”).

W I T N E S S E T H:

WHEREAS, the Company and the Director are parties to that certain Board of Directors Agreement, effective February 1, 2021 (the “Agreement”), pursuant to which the Director serves as a member of the Board of Directors (the “Board”) of the Company;

WHEREAS, in consideration for the services the Director provided to the Company, the Company and the Director entered into that certain Restricted Stock Unit Agreement, dated May 5, 2022 (the “RSU Agreement”), pursuant to which Director was granted restricted stock units with respect to 1,000,000 shares of the common stock of the Company (the “RSUs”) on the terms of and subject to the conditions set forth in the RSU Agreement and the Mobix Labs, Inc. 2022 Incentive Compensation Plan (the “Plan”);

WHEREAS, the Company entered into that certain Business Combination Agreement, dated as of November 15, 2022 (together with the Schedules and Exhibits attached thereto, the “BCA”), with Chavant Capital Acquisition Corp., an exempted company incorporated under the Laws of the Cayman Islands (“SPAC”) and CLAY Merger Sub II, Inc., a Delaware corporation (“Merger Sub”) whereby Merger Sub is to be merged into the Company and, as a result, the Company will become a wholly owned subsidiary of SPAC (the “Transaction”);

WHEREAS, in connection with the execution of the BCA, the Company and the Director entered into a Restricted Stock Unit Term Sheet, effective as of November 15, 2022, which amended certain vesting and other provisions of the RSU Agreement (the “Amendment” and together with the RSU Agreement, the “Amended RSU Agreement”);

WHEREAS, as of the Effective Date, all of the RSUs are unvested;

WHEREAS, in a good faith effort to consummate the Transaction, and in consideration for continued services with the Company after the consummation of such Transaction, the

Company and the Director each believed it to be in their best interests for the Director to voluntarily surrender to the Company for cancellation all of the RSUs for no consideration pursuant to that certain Cancellation and Termination Agreement, dated as of the date hereof, entered into by and between the Company and the Director (the “RSU Cancellation Agreement”); and

WHEREAS, as additional consideration for entering into the RSU Cancellation Agreement, the Company has agreed to provide the Director with the opportunity to receive restricted stock unit grants in the future, upon the terms and conditions of the Agreement as set forth in this Amendment; and

WHEREAS, pursuant to Section 10.2 of the Agreement, the parties reserved the right to amend said Agreement;

NOW, THEREFORE, in consideration for the mutual covenants contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto amend the Agreement as follows:

1.Interpretation of Amendment.  The Agreement is hereby modified and supplemented effective as of March 26, 2023 (the “Amendment Effective Date”).  Wherever there exists a conflict between this Amendment and the Agreement, the provisions of this Amendment shall control.  Unless otherwise indicated herein, all capitalized and defined terms shall have the definition set forth in the Agreement.  Except as modified and supplemented herein, the Agreement shall remain in full force and effect.

2.RSU Opportunities.  A new Section 3.3 is hereby added to the Agreement to read as follows:

“3.3RSU Opportunities.  In consideration of the Director’s agreement to forfeit all restricted stock units previously granted to the Director, in the event that the Director continues to perform services to the Company on the first, second and third anniversaries of the Closing Date (as defined in the BCA) (each, an “Anniversary Grant Date”), the Director shall be granted, on or about such Anniversary Grant Date, restricted stock units with respect to 166,666 shares of Class A common stock of the SPAC (or its successor) (the “RSUs”), which shall vest on the first anniversary of the applicable Anniversary Grant Date (each, a “Vesting Date”) provided that the Director continues to provide services to the Company through and on the applicable Vesting Date.

Notwithstanding the above, the RSUs shall vest in full upon the following events: (i) a Change in Control; or (ii) the termination of the Director’s services with the Company either without Cause or by the Director for Good Reason.  For purposes of this Agreement, “Change in Control”, “Cause” and “Good Reason” shall each have the same meanings as set forth in the Plan.

Any RSUs granted to the Director after the Closing Date shall not contain any income tax gross-up provisions of any kind or for any reason, including, for the avoidance of doubt, any “gross-up” payments with respect to the vesting and settlement of the RSUs or any gross-ups or reimbursements related to any taxes that may be imposed by Section 4999 of the U.S. tax code.”

3.Entire Agreement.  This Amendment and the Agreement set forth the entire agreement with respect to matters set forth herein.  There have been no additional oral or written representations or agreements.  No modification, supplementation or amendment to the Agreement or this Amendment shall be effective unless made by written agreement between the Company and the Director in accordance with Section 10.2 of the Agreement.

4.Counterparts.  This Amendment may be executed by facsimile or .PDF in any number of counterparts, any one of which shall be an original, but all of which shall be one and the same instrument.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

COMPANY:

MOBIX LABS, INC.

By:	/s/ Keyvan Samini
Name:	Keyvan Samini
Title:	Chief Financing and Operating Officer

DIRECTOR:

/s/ Frederick Goerner
FREDERICK GOERNER